Exhibit 16.1
May 6, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 3, 2010, to be filed by our former client, Citizens First Bancorp, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Sincerely,
/s/ BDO Seidman, LLP
Grand Rapids, Michigan